Exhibit 2(d)

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2020, Smith & Nephew plc (the “Company” or “SNN”) had the following series of securities registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class	Ticker symbol	registered
American Depositary Shares	SNN	New York Stock Exchange
Ordinary Shares of US 20 cents each	SNN	New York Stock Exchange*
2.032% Notes due 2030	SNN 30	New York Stock Exchange

* Not for trading, but only in connection with the registration of American Depositary Shares, pursuant to the requirements of the Securities and Exchange Commission.

Capitalized terms used but not defined herein have the meanings given to them in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2020.

ORDINARY SHARES

The following is a summary of the material terms of the ordinary shares of nominal value of US 20 cents, as set forth in our Articles of Association and the material provisions of U.K. law. This description is a summary and does not purport to be complete. You are encouraged to read our Articles of Association, which are filed as an exhibit to the Group’s Annual Report on Form 20-F for the fiscal year ended December 31, 2019, incorporated by reference into the Group’s Form 20-F for the fiscal year ended December 31, 2020.

Share Capital

All the Company’s ordinary shares, including those held by Directors and Executive Officers, rank pari passu with each other.

In 2006, the Company issued £50,000 of shares in Sterling in order to comply with English law. These were issued as deferred shares, which are not listed on any stock exchange. They have limited rights and therefore effectively have no value. These are held by the Company Secretary, although the Board reserves the right to transfer them to a member of the Board should it so wish.

As at December 31, 2020, 45,244,598 ADSs equivalent to 90,489,196 ordinary shares or approximately 10.32% of the total ordinary shares in issue were outstanding and were held by 89 registered ADS holders. The share price is quoted in Sterling.

The Company currently has permission from shareholders to purchase up to 10% of its own shares. Shares allotted to employees through employee share schemes are bought back on a quarterly basis and subsequently cancelled by the Company in order to avoid shareholder dilution. From January 1, 2020 to December 31, 2020, the Company purchased 649,529 ordinary shares at a cost of $15,797,489.93 as part of the ongoing programme to buy back an equivalent number of shares to those vesting as part of the employee share plans. The shares were purchased in the open market by Merrill Lynch International on behalf of the Company. The share buy-back programme for 2020 has been suspended in light of the COVID-19 pandemic. The programme remains under review.

As far as is known to management, the Company and all its Subsidiaries (the “Group”) are not directly or indirectly owned or controlled by another company or by any government and the Group has not entered into arrangements, the operation of which may at a subsequent date result in a change of control of the Group. There are no securities in issue which have special rights as to the control of the Company.

Trading Markets

The principal trading market for the Company’s ordinary shares is the London Stock Exchange (LSE), on which they are quoted under the symbol ‘SN’. In the United States, the Company’s ordinary shares are traded in the form of ADSs, evidenced by ADRs, on the New York Stock Exchange (NYSE) under the symbol ‘SNN’. Each ADS represents two ordinary shares. J.P. Morgan Chase Bank, N.A. is the authorised depositary bank for the Company’s ADR programme.

Rights Attaching to Ordinary Shares

Dividend Rights and Rights to Share in the Company’s Profits

Under English law, dividends are payable on the Company’s ordinary shares only out of profits available for distribution, as determined in accordance with accounting principles generally accepted in the UK and by the Companies Act 2006.

Holders of the Company’s ordinary shares are entitled to receive final dividends as may be declared by the Directors and approved by the shareholders in a general meeting, rateable according to the amounts paid up on such shares, provided that the dividend cannot exceed the amount recommended by the Directors.

The Company’s Board of Directors may declare and pay to shareholders such interim dividends as appear to them to be justified by the Company’s financial position. If authorised by an ordinary resolution of the shareholders, the Board of Directors may also direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid-up shares or debentures of any other company). Any dividend unclaimed after twelve years from the date the dividend was declared, or became due for payment, will be forfeited and will revert to the Company. Provided that during this 12-year period, at least three dividends whether interim or final on or in respect of the share in question have become payable, and provided further the Company has taken steps which the Board considers reasonable during this 12-year period to trace the shareholder (including if appropriate, engaging a professional tracing agent) and has sent notice of the Board’s intention to sell the shares, the Board can sell the shares and use such proceeds for any purpose that the Board thinks fit.

Dividends are declared in US Dollars with an equivalent amount in Sterling payable to those shareholders whose registered address is in the United Kingdom, or who have validly elected to receive Sterling dividends.

Voting Rights

The holders of ordinary shares are entitled, in respect of their holdings of such shares, to receive notice of general meetings and to attend, speak and vote at such meetings in accordance with the Articles.

Voting at any general meeting of shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person or by proxy at a general meeting has one vote regardless of the number of shares held.

On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. A poll may be demanded by any of the following:

●	The Chair of the meeting;
●	At least five shareholders present in person or by proxy and entitled to vote at the meeting;
●	Any shareholder or shareholders present in person or by proxy representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting; or
●	Any shareholder or shareholders present in person or by proxy holding shares conferring a right to vote at the meeting and on which there have been paid up sums in the aggregate at least equal to one-tenth of the total sum paid up on all the shares conferring that right.

A proxy form will be treated as giving the proxy the authority to demand a poll, or to join others in demanding one.

The necessary quorum for a general meeting is three persons carrying a right to vote upon the business to be transacted, whether present in person or by proxy.

Matters are transacted at general meetings of the Company by the proposing and passing of resolutions, of which there are two kinds:

●	An ordinary resolution, which includes resolutions for the election of Directors, the approval of financial statements, the cumulative annual payment of dividends, the appointment of the Auditor, the increase of share capital or the grant of authority to allot shares.
●	A special resolution, which includes resolutions amending the Articles, disapplying statutory pre-emption rights, modifying the rights of any class of the Company’s shares at a meeting of the holders of such class or relating to certain matters concerning the Company’s winding up or changing the Company’s name.

An ordinary resolution requires the affirmative vote of a majority of the votes of those persons present and entitled to vote at a meeting at which there is a quorum.

Special resolutions require the affirmative vote of not less than three quarters of the persons present and entitled to vote at a meeting at which there is a quorum.

Annual General Meetings must be convened upon advance written notice of 21 days. Other meetings must be convened upon advance written notice of 14 clear days. The days of delivery or receipt of the notice are not included. The notice must specify the nature of the business to be transacted. Meetings are convened by the Board of Directors and members with 5% of the ordinary share capital may requisition the Board to convene a meeting. Any two Members of the Board may call a general meeting to appoint one or more additional Directors in the event there are insufficient Directors to be able to call a general meeting, or where they are unwilling to do so.

Variation of Rights

If, at any time, the Company’s share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the Companies Act, with the consent in writing of holders of three-quarters in nominal value of the issued shares of that class or upon the adoption of a special resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, all of the provisions of the Articles relating to proceedings at a general meeting apply, except that the quorum is to be the number of persons (which must be two or more) who hold or represent by proxy not less than one-third in nominal value of the issued shares of that class. Where a person is present by proxy or proxies, he is treated as holding only the shares in respect of which the proxies are authorised to sexercise voting rights.

Rights in a Winding-Up

Except as the Company’s shareholders have agreed or may otherwise agree, upon the Company’s winding-up, the balance of assets available for distribution is to be distributed among the holders of ordinary shares according to the amounts paid up on the shares held by them:

●	After the payment of all creditors including certain preferential creditors, whether statutorily preferred creditors or normal creditors; and
●	Subject to any special rights attaching to any class of shares.

This distribution is generally to be made in US Dollars. A liquidator may, however, upon the adoption of a an extraordinary resolution of the shareholders and any other sanction required by law, divide among the shareholders the whole or any part of the Company’s assets in kind.

Limitations on Voting and Shareholding

There are no limitations imposed by English law or the Articles on the right of non-residents or foreign persons to hold or vote the Company’s ordinary shares or ADSs, other than the limitations that would generally apply to all of the Company’s shareholders.

Exchange controls and restrictions on payment of dividends

Other than economic sanctions which may be in force in the UK from time to time, there are no restrictions under the Articles or under English law that limit the right of non-resident or foreign owners to hold or vote the ordinary shares, except that where any non-UK resident shareholder has not provided to the Company a UK address for the service of notices, the Company is under no obligation to send any notice or other document to an overseas address. Details of the Company’s dividend reinvestment plan are not sent to shareholders with recorded addresses in the US and Canada.

Share Awards and Grants to Employees

The Company operates the following equity-settled executive and employee share plans: Smith & Nephew Global Share Plan, Smith & Nephew ShareSave Plan and Smith & Nephew International ShareSave Plan.

As at December 31, 2020, 4,582,000 options were outstanding with a range of exercise prices from 599 to 1,541 pence and the maximum number of shares that could be awarded under the Group’s long-term incentive plans for senior employees and senior executives was 4,704,000.

Employees’ Share Trust (Trust)

SNN operates a Trust for the benefit of employees. Shares allotted to employees through employee share schemes are bought back on a quarterly basis and subsequently cancelled by the Company. No more shares are held within the Trust than are required for the next six months of anticipated vestings. Any unvested shares held in the Trust are not voted upon at shareholder meetings. No more than 5% of the issued share capital is held within the Trust.

A dividend waiver is in place in respect of shares held under the Company’s long-term incentive plans. The Company’s Employees’ Share Trust only accepts dividends in respect of nil-cost options and deferred bonus plan shares, the waiver represented less than 1% of the total dividends paid.

AMERICAN DEPOSITARY SHARES

Please refer to pages 5 to 10 of Exhibit 2(d) of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 20191.

DEBT SECURITIES

The Notes listed on the New York Stock Exchange and set forth on the cover page to the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2020 have been issued by Smith & Nephew plc. The Notes were issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the Notes.

The following table sets forth the date of the base prospectus, the registration statement number and date of issuance for the Notes.

1         https://www.sec.gov/Archives/edgar/data/845982/000155837020001838/snn-20191231ex2d3a181fc.htm

Date of Base Prospectus	Series	Registration Statement	Date of Issuance
October 2, 2020	2.032% Notes due 2030	333-249255	October 7, 2020

The following descriptions of our Notes is a summary and does not purport to be complete and is qualified in its entirety by the full terms of the Notes and the relevant indenture thereto, which are available at www.sec.com. The description is organized by the base prospectus and includes the description of Notes for the issuance thereunder. References to “accompanying prospectus” refer to the base prospectus for the issuance. To the extent language in the prospectus supplement modifies language in the base prospectus or there is any inconsistency between the information in the base prospectus and the prospectus supplement, the terms of the prospectus supplement govern.

Base Prospectus – dated October 2, 2020:

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities using this prospectus. As required by US federal law for all publicly offered corporate bonds and notes, the debt securities are governed by a document called an indenture. The indenture relating to the debt securities issued by us is a contract to be entered into among Smith & Nephew plc, The Bank of New York Mellon, London Branch, as trustee, and The Bank of New York Mellon, as security registrar. See “— The Trustee” below.

In this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the section “Legal Ownership — Street Name and Other Indirect Holders” above.

General

This section summarizes the material provisions of the indenture and the debt securities. Because it is a summary, it does not describe every aspect of the indenture or the debt securities. This summary is subject to and qualified in its entirety by reference to all of the indenture provisions, including some of the terms used and defined in the indenture. We describe the meaning of only the more important terms in this prospectus. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the applicable prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in the prospectus supplement.

The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture and the debt securities will be subject to and governed by the Trust Indenture Act of 1939, as amended, and will be construed in accordance with and governed by New York law. The indenture is an exhibit incorporated by reference into this prospectus. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

The debt securities are unsecured obligations of Smith & Nephew plc. The debt securities will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness except for indebtedness that is preferred under applicable law.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in United States dollars.

The Trustee

The Bank of New York Mellon, London Branch, is the trustee under the indenture. As trustee, it has two main roles:

●	first, it can enforce your rights against us if we default on debt securities issued under the indenture. There are some limitations on the extent to which the trustee may act on your behalf, described under “Defaults and Related Matters — Remedies if an event of default occurs” below; and
●	second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Types of Debt Securities

The indenture does not limit the amount of debt securities that we can issue. It provides that debt securities may be issued in one or more series up to the aggregate principal amount as we authorize from time to time. All debt securities of one series need not be issued at the same time and we may reopen any series, without the consent of a holder of that series, to issue additional debt securities of the same series. Any additional debt securities of a relevant series will have a separate CUSIP, ISIN, Common Code or other identifying number from the debt securities originally issued of such series, unless the additional debt securities are fungible with the originally issued debt securities of the same series, as applicable, for US federal income tax purposes.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

●      the title of the series of debt securities;

●      the aggregate principal amount of debt securities and any limit on the aggregate principal amount of the series of debt securities;

●      any stock exchange on which we will list the debt securities;

●      the date or dates on which we will repay the principal amount of the series of debt securities or the method by which the date or dates will be determined;

●      any rate or rates at which the series of debt securities will bear interest or the method by which the interest rate or rates will be determined;

●      the date or dates from which any interest on the series of debt securities will accrue, the dates on which interest will be payable and the record dates for interest payments or the method by which such date or dates will be determined and the method by which interest will be calculated if different to a 360-day year of twelve 30-day months;

●      the place or places where the principal and any interest on debt securities will be payable if other than the corporate trust office of the security registrar in New York, New York, United States of America;

●      the price or prices at which, the period or periods within which, the currency or currencies, currency unit or composite currency in which, and the terms and conditions upon which we may redeem the series of debt securities in whole or in part;

●      any right or obligation to redeem, repay or purchase the debt securities as a result of any sinking fund or similar provisions, or at the option of the holder of the debt securities and the period or periods within which, the price or prices at which and every other term and condition upon which the debt securities will be redeemed, repaid or purchased;

●      the denominations in which debt securities of the series are issuable, if other than denominations of $2,000 and any whole multiple of $1,000 in excess thereof;

●      the portion of the principal amount of the series of debt securities payable if an acceleration of the maturity of the debt securities is declared, if other than the principal amount;

●      the currency, including any composite currency, of payment of the principal, premium, if any, and interest on the series of debt securities if other than US dollars;

●      whether we or a holder of debt securities may elect to have the principal, premium, if any, or interest on the series of debt securities paid in a currency or composite currency other than the currency in which the debt securities are stated to be payable, and if so, any election period and the terms and conditions governing such an election;

●      whether we will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series;

●      any index used to determine the amount of payment of principal, premium, if any, and interest on the series of debt securities and how these amounts will be determined if they are not fixed when the debt securities are issued;

●      the forms of the series of debt securities;

●      the applicability of the provisions described later under “— Satisfaction, Discharge and Defeasance”;

●      any authenticating or paying agents, transfer agents or registrars or any other agents acting in connection with the debt securities other than the trustee;

●      if applicable, a discussion of any additional or alternative material US federal income and UK tax considerations; and

●      any other special features of the series of debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities offered and sold at a substantial discount to their stated principal amount. (Section 1.01)

Overview of the Remainder of this Description

The remainder of this description summarizes:

●      Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

●      Your right to receive payment of additional amounts due to changes in the tax withholding requirements of various jurisdictions.

●      Your rights under several special situations, such as if we merge with another company or if we want to redeem the debt securities for tax reasons.

●      Covenants contained in the indenture that restrict our ability to incur liens and undertake Sale and Leaseback Transactions (as defined in “Covenants— Limitation on Sale and Leaseback Transactions” below). A particular series of debt securities may have different covenants.

●      Your rights if we default.

●      Your rights if we want to modify the indenture.

●      Our relationship with the trustee.

Additional Mechanics

Exchange and Transfer

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons in denominations of $2,000 or whole multiples of $1,000 in excess thereof. You may have your debt securities broken into more debt securities of smaller denominations of whole multiples of $1,000 (but not less than a minimum denomination of $2,000 or such other minimum denomination as specified in the applicable prospectus supplement) or combined into fewer debt securities of larger denominations of whole multiples of $1,000, as long as the total principal amount is not changed. (Section 2.07) This is called an exchange.

You may exchange or transfer registered debt securities at the corporate trust office of The Bank of New York Mellon, as security registrar, in New York, New York, at 240 Greenwich Street, New York, New York 10286, United States of America. The security registrar acts as our agent for registering debt securities in the names of holders and for transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. (Section 3.03)

You may not exchange your registered debt securities for bearer securities.

There will be no service charge for any exchange or registration of transfer of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge imposed in connection with any exchange or registration of transfer. (Section 2.12)

The transfer or exchange of a registered debt security may be made only if the security registrar is satisfied with your proof of ownership.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we first mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected or called for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 2.12)

Payment and Paying Agents

We will pay interest to you if you are a direct holder of debt securities at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the record date and is stated in the applicable prospectus supplement. (Section 2.11)

Unless provided otherwise in the applicable prospectus supplement, we will pay interest, principal and any other money due on debt securities in registered form at the corporate trust office of The Bank of New York Mellon in the Borough of Manhattan, The City and State of New York as paying agent for the debt securities. That office is currently located at The Bank of New York Mellon, 240 Greenwich Street, New York, New York 10286, United States of America. At our option, we may pay interest on any debt securities by check mailed to the registered holders. (Sections 3.01, 3.02 and 3.03)

Some of the debt securities may be denominated, and payments may be made, in currencies other than US dollars or in composite currencies. A summary of any special considerations which apply to these debt securities is in the applicable prospectus supplement, including, to the extent applicable, the location of any paying agent in respect of such debt securities.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may arrange for additional payment offices, or may cancel or change these offices, including our use of the security registrar’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent, but must always maintain a paying agency in the Borough of Manhattan, The City and State of New York, United States of America. Whenever there are changes in the paying agents for any particular series of debt securities we must notify the trustee. (Sections 3.03 and 3.04)

Payment of Additional Amounts

Unless provided otherwise in the applicable prospectus supplement, we agree that any amounts to be paid by us under any series of debt securities of principal, premium and interest in respect of the debt securities will be paid without deduction or withholding for, any and all present and future taxes, levies, duties, assessments, imposts or other governmental charges of whatever nature imposed, assessed, levied or collected by or for the account of the government of any jurisdiction in which we are resident for tax purposes (presently the United Kingdom) or any political subdivision or taxing authority of such jurisdiction, unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay such additional amounts as will result in the receipt of such amounts as would have been received by the holder had no such withholding or deduction been required.

The indenture provides that we will not have to pay additional amounts in certain specified circumstances, and that those circumstances may be modified or supplemented for different series of debt securities. Unless the applicable prospectus supplement for a series of debt securities provides otherwise, debt securities issued using this prospectus will provide that we will not have to pay additional amounts if:

●      the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for the holder’s (or beneficial owners’) connection to the jurisdiction in which we are resident for tax purposes, other than by merely holding the debt security or by receiving principal, premium, if any, or interest, if any, on the debt security, or enforcing the debt security. These connections include where the holder or beneficial owner:

●      is or has been a domiciliary, national or resident of such jurisdiction;

●      is or has been engaged in a trade or business in such jurisdiction;

●      has or had a permanent establishment in such jurisdiction; or

●      is or has been physically present in such jurisdiction.

●      the tax, levy, impost or other governmental charge would not have been imposed, assessed, levied or collected but for presentation of the debt security for payment, if presentation is required, more than 30 days after the security became due or payment was provided for;

●      the tax, levy, impost or other governmental charge is an estate, inheritance, gift, sale, transfer, personal property or similar tax, levy, impost or other governmental charge;

●      the tax, levy, impost or other governmental charge is payable in a manner that does not involve deduction or withholding from payments on or in respect of the relevant debt security;

●      the tax, levy, impost or other governmental charge would not have been imposed or withheld but for the failure of the holder or beneficial owner to comply with any request addressed to the holder for certification, identification or other information reporting concerning the nationality, residence, identity or connection with any jurisdiction in which we are resident for tax purposes, as required by any treaty, statute, regulation or administrative practice of such jurisdiction as a condition to relief or exemption from such tax, levy, impost or other governmental charge (which such holder or beneficial owner is legally entitled to provide);

●      the holder would have been able to avoid such withholding or deduction by authorizing the paying agent to report information in accordance with the procedure laid down by the relevant tax authority or by producing, in the form required by the relevant tax authority, a declarative, claim, certificate, document or other evidence establishing exemption therefrom, which has been requested of such holder and which it is legally entitled to provide;

●      the tax, levy, impost or other governmental charge is imposed by the United States or any political subdivision or taxing authority thereof or therein;

●      the holder of the debt security is a fiduciary, partnership or a person other than the sole beneficial owner of any payment that would be required, by the laws of the jurisdiction in which we are resident for tax purposes, to be included in income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder; or

●      any combination of the exceptions listed above. (Section 3.02)

At least 30 days prior to each date on which any payment under or with respect to any debt securities is due and payable (unless such obligation to pay additional amounts arises after the 30th day prior to the date on which payment under or with respect to the debt securities is due and payable, in which case it will be promptly thereafter), if we will be obligated to pay additional amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating that such additional amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the trustee to pay such additional amounts to the holders of such debt securities on the payment date.

Mergers and Similar Events

Under the indenture, we are generally permitted to consolidate or merge with another company or other entity that is organized under the laws of the United Kingdom, the United States or any other country which is a member of the Organization for Economic Cooperation and Development. We are also generally permitted to sell or convey all or substantially all of the assets of us and our subsidiaries taken as a whole to such other entity. Our ability to take some of these actions is restricted in the following ways:

●      any entity succeeding us must assume our obligations in relation to the debt securities and under the indenture; and

●      if the succeeding entity is not organized under the laws of the United Kingdom or a State of the United States, the succeeding entity’s assumption of our obligations in relation to the debt securities and under the indenture must include the obligation to pay any additional amounts as described under “— Payment of Additional Amounts”. (Section 8.01)

It is possible that the merger, sale, or lease of all or substantially all of our assets would cause a Principal Property of ours or of a Restricted Subsidiary of ours or shares of stock or indebtedness of any of our restricted subsidiaries to become subject to a lien giving other lenders preferential rights in that property over holders of debt securities. We have promised to limit these preferential rights on our property, called liens, as discussed under “— Limitation on Liens”. If a merger or other transaction would create any impermissible liens on our property, we must grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 8.02)

Optional Tax Redemption

Unless provided otherwise in the applicable prospectus supplement, we have the option to redeem the debt securities in the two situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. (Section 11.06) The redemption price for original issue discount debt securities will be specified in the applicable prospectus supplement. We must give you between 10 and 60 days’ notice before redeeming the debt securities. (Section 11.02)

The first situation is where, as a result of a change or amendment to any law or related regulation or ruling of the jurisdiction in which we are resident for tax purposes, or any change in an application or interpretation of such laws, regulations or rulings, or any change in application or interpretation of, or any execution of an amendment to, any treaty, we would have to pay additional amounts as described under “— Payment of Additional Amounts”.

This first situation applies only in the case of changes, amendments, applications, interpretations or executions that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities (or if no such date is specified, the first date on which debt securities of such series were issued). If we are succeeded by another entity that is a non-United Kingdom tax resident entity, the applicable jurisdiction will be the jurisdiction in which such successor is resident for tax purposes, rather than the jurisdiction in which we are resident for tax purposes, and the applicable date will be the date such entity became successor, rather than the date specified in the preceding sentence.

The second situation is where our independent legal advisor has advised us that, as a result of action taken by a taxation authority of, or any action brought in a court of competent jurisdiction in, the jurisdiction in which we are resident for tax purposes, after the date specified in the prospectus supplement for the applicable series of debt securities, we would have to pay additional amounts as described under “— Payment of Additional Amounts” and the payment of such additional amounts cannot be avoided by the use of reasonable measures available to us. (Section 11.06) If we are succeeded by another entity that is a non-United Kingdom tax resident entity, the applicable jurisdiction will be the jurisdiction in which such successor is resident for tax purposes, rather than the jurisdiction in which we are resident for tax purposes and the applicable date will be the date such entity became our successor.

Covenants

Limitation on Liens

Some of our property and the property of our subsidiaries may be subject to a mortgage, pledge, assignment, charge or other legal mechanism that gives a lender preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to repay them. These preferential rights are generally called liens.

We undertake that we and certain of our subsidiaries, which we refer to as “restricted subsidiaries”, will not become obligated on any new debt for borrowed money that is secured by a lien on any Principal Property or on any shares of stock or indebtedness of any of our restricted subsidiaries unless we grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 3.09)

●     “Restricted Subsidiary” means any of our wholly-owned subsidiaries:

●      with substantially all of its property located within the United Kingdom or the United States; and

●      which owns a Principal Property;

but does not include any Wholly-Owned Subsidiary principally engaged in leasing or in financing installment receivables or principally engaged in financing the operations of us and our consolidated subsidiaries.

●      A “Wholly-Owned Subsidiary” means any corporation in which control, directly or indirectly, of all of the stock with ordinary voting power to elect the board of directors of that corporation is owned by us, or by one or more of our wholly-owned subsidiaries or by us and one or more of our wholly-owned subsidiaries.

●      A “Subsidiary”, with respect to any person, is any corporation in which that person owns or controls directly or indirectly at least a majority of stock with ordinary voting power to elect a majority of the board of directors.

●     “Principal Property” means any manufacturing plant or facility or any research facility owned by us or any Restricted Subsidiary. A Principal Property must also be located within the United Kingdom or the United States and have a gross book value (before deducting any depreciation reserve) exceeding 2% of our Consolidated Net Tangible Assets as set forth in our consolidated financial statements contained in our latest annual report to our shareholders. Principal Property does not include:

●      any plant or facility or research facility which in the opinion of our board of directors is not materially important to the total business conducted by us and our subsidiaries; or

●      any portion of a property described above which, in the opinion of our board of directors, is not materially important to the use or operation of the property. (Section 1.01)

We do not need to comply with this restriction if the amount of all debt that would be secured by liens on our principal properties and the shares of stock or indebtedness of our restricted subsidiaries is no more than 15% of our Consolidated Net Tangible Assets as set forth in our consolidated financial statements contained in our latest annual report to our shareholders. (Section 3.09)

●      Our “Consolidated Net Tangible Assets” means Smith & Nephew plc’s aggregate amount of consolidated total assets, after deducting therefrom:

●	all liabilities due within one year (other than short-term borrowings and long-term debt due within one year); and
●	all goodwill, trade names, trademarks and patents that have not been developed by Smith & Nephew plc or its subsidiaries, and other similar types of intangible assets as shown on the audited consolidated balance sheet contained in the latest annual report to our shareholders. (Section 1.01)

In addition, this restriction on liens does not apply to debt secured by a number of different types of liens. These types of liens include the following:

●      any lien on property, shares of stock or indebtedness of any corporation existing at the time the corporation becomes a Restricted Subsidiary provided that such lien was not created in contemplation of such corporation becoming a Restricted Subsidiary;

●      any lien on property or shares of stock existing at the time of acquisition of that property or those shares of stock, or to secure the payment of all or any part of the purchase price of that property or those shares of stock, or to secure any debt incurred before, at the time of, or within twelve months after, in the case of shares of stock, the acquisition of the shares of stock and, in the case of property, the later of the acquisition, completion of construction (including any improvements on an existing property) or commencement of the commercial operation of the property, where the debt is incurred to finance all or any part of the purchase price;

•      any lien securing debt owed to us or to any of our restricted subsidiaries by us or any of our restricted subsidiaries;

●      any lien existing at the date of the indenture;

●      any lien on a Principal Property to secure debt incurred to finance all or part of the cost of improving, constructing, altering or repairing any building, equipment or facilities or of any other improvements on all or any part of that Principal Property, if the debt is incurred before, during, or within twelve months after completing the improvement, construction, alteration or repair;

●      any lien on property owned or held by any corporation or on shares of stock or indebtedness of any corporation, where the lien existed either at the time the corporation is merged, consolidated or amalgamated with either us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of all or substantially all of the property of a corporation to us or a Restricted Subsidiary provided that such lien was not created in contemplation of such corporation (i) merging, consolidating or amalgamating with us or a Restricted Subsidiary or (ii) selling, leasing or otherwise disposing of all or substantially all of its property to us or a Restricted Subsidiary;

●      any lien arising by operation of law and not securing amounts more than 90 days overdue or otherwise being contested in good faith;

●      any lien arising by operation of law over any credit balance or cash held in any account with a financial institution;

●      any rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit and/or the benefit of any Restricted Subsidiary;

●      any lien incurred or deposits made in the ordinary course of business, including but not limited to:

●      any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other similar liens;

●      any liens securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security; and

●      any easements, rights-of-way, restrictions and other similar charges;

●      any liens incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business;

●      any lien securing taxes or assessments or other applicable governmental charges or levies;

●      any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any lien included in the preceding paragraphs or of any of the debt secured under the preceding paragraphs, so long as the principal amount of debt secured does not exceed the principal amount of debt secured at the time of the extension, renewal or replacement, and that the extension, renewal or replacement lien is limited to all or any part of the same property or shares of stock that secured the lien extended, renewed or replaced (including improvements on that property), or property received or shares of stock issued in substitution or exchange; and

●      any lien in favor of us or any Subsidiary of ours.

The following types of transactions will not be deemed to create debt secured by a lien and, therefore, will also not be subject to the restriction on liens:

●      any liens on property of ours or a Restricted Subsidiary in favor of the United States or any State of the United States, or the United Kingdom, or any other country, or any political subdivision of, or any department, agency or instrumentality of, these countries or states, to secure partial, progress, advance or other payments under provisions of any contract or statute including, but not limited to, liens to secure debt of pollution control or industrial revenue bond type, or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the property subject to these liens. (Section 3.09)

Limitation on Sale and Leaseback Transactions

Neither we nor any of our Restricted Subsidiaries will enter into any Sale and Leaseback Transaction involving a Principal Property without complying with this covenant.

We and our Restricted Subsidiaries may enter into Sale and Leaseback Transactions provided that the total amount of Attributable Debt attributable to all Sale and Leaseback Transactions plus other debt of ours or any of our Restricted Subsidiaries that is secured by liens on a Principal Property (but excluding debt secured by liens on property that we or a Restricted Subsidiary would be entitled to incur, assume or guarantee without equally and ratably securing the Notes as described under “— Limitation on Liens” above) does not exceed 15% of our Consolidated Net Tangible Assets.

This restriction does not apply to any Sale and Leaseback Transaction if:

●      we or the Restricted Subsidiary seeking to enter into the Sale and Leaseback Transaction could incur, assume or guarantee debt secured by a lien on the Principal Property to be leased without equally and ratably securing the Notes as a result of one or more of the exceptions to the limitation on liens as described under “— Limitation on Liens” above;

●      within 12 months before or after the sale or transfer, regardless of whether the sale or transfer may have been made by us or a Restricted Subsidiary, we apply an amount equal to the net proceeds of the sale or transfer (in the case of a sale or transfer for cash), or an amount equal to the fair value of the Principal Property so leased at the time of entering into the sale or transfer as determined by our board of directors (in the case of a sale or transfer otherwise than for cash), to:

●      the retirement of indebtedness for money borrowed, incurred or assumed by us or any Restricted Subsidiary which matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such debt; provided that such debt is either pari passu or senior to the Notes; or

●      investment in any Principal Property or Principal Properties; or

●      the Sale and Leaseback Transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries.

The following terms have the meanings given to them below:

“Attributable Debt” means the present value (discounted at a rate equal to the weighted average of the rate of interest on all securities then issued and outstanding under the Indenture, compounded semi-annually) of our or a Restricted Subsidiary’s obligation for rental payments for the remaining term of any lease in a Sale and Leaseback Transaction.

“Sale and Leaseback Transaction” means an arrangement between us or a Restricted Subsidiary and any person in which we or the Restricted Subsidiary leases back for a term of more than three years a Principal Property that we or the Restricted Subsidiary has sold or transferred to that person.

Default and Related Matters

Events of Default

A holder of debt securities of a particular series will have special rights if any event of default occurs with respect to that series and is not cured, as described later in this subsection.

What is an event of default? An event of default means any of the following:

●      Interest — default for 30 days in the payment of any installment of interest on the series of debt securities;

●      Principal — default in the payment of all or any part of the principal of the series of debt securities when such principal becomes due and payable either at maturity, upon redemption, by acceleration or otherwise;

●      Covenant — breach or default by us in the performance of a covenant or warranty in respect of the debt securities of the relevant series which has not been remedied for 90 days after we receive written notice of the default from the trustee or we and the trustee receive written notice of the default from the holders of at least 25% of the principal amount of the debt securities of all affected series;

●      Bankruptcy — certain events of bankruptcy, insolvency or reorganization affecting us;

●      Cross-Default — (i) any indebtedness for borrowed money of Smith & Nephew plc or any of its subsidiaries not being paid when due or within any originally applicable grace period; or (ii) any such indebtedness for borrowed money of Smith & Nephew plc or any of its subsidiaries becoming due and payable prior to its stated maturity by reason of an event of default; provided that no cross-default will occur if (a) the indebtedness is of any person acquired by Smith & Nephew plc or one of its subsidiaries which is incurred under the arrangements in existence at the date of acquisition and the event of default in respect thereof is no longer continuing after one month after the acquisition; or (b) the amount of indebtedness referred to in clauses (i) and/or (ii) above individually or in the aggregate is less than $50,000,000 (or its equivalent in any other currency or currencies); or

●      Other — any other event of default provided in any supplemental indenture or resolution of our board of directors under which a particular series is issued or in the form of security for such series.

No event of default described in the provisions above with respect to a particular series of debt securities will necessarily constitute an event of default with respect to any other series of debt securities and the events of default for any specific series may be modified as described in the applicable prospectus supplement.

Remedies if an event of default occurs. If an event of default, other than a “Bankruptcy” default, has occurred (but only if, in the case of a “Covenant” default, the default has occurred for less than all series of debt securities then issued under the indenture and outstanding) and has not been cured, the trustee or the holders of at least 25% of the principal amount of debt securities of the affected series (each affected series voting as a separate class) may declare the principal amount (or, if the debt securities of a series are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series, together with any accrued interest, to be due and payable immediately. If an event of default has occurred under “Covenant” default with respect to all of the series of debt securities then issued under the indenture and outstanding, or under “Bankruptcy” default, and has not been cured, the trustee or the holders of at least 25% of the principal amount of all the debt securities then issued under the indenture and outstanding (treated as one class) may declare the principal (or, if any debt securities are original issue discount securities, that portion of the principal amount as may be specified in the terms of that series) of all debt securities then issued under the indenture and outstanding, together with any accrued interest, to be due and payable immediately. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series or by at least a majority in principal amount of all the debt securities then issued under the indenture and outstanding (voting as one class), as the case may be, if certain conditions are met. (Section 4.01)

Before a declaration of acceleration of maturity, past “Covenant” defaults that do not affect all series of debt securities then issued under the indenture and outstanding may be waived by the holders of a majority in principal amount of the debt securities then outstanding of each affected series (each such series voting as a separate class). Past “Covenant” defaults that affect all series of debt securities then issued under the indenture and outstanding and past “Bankruptcy” defaults may be waived by the holders of a majority in principal amount of all the debt securities then issued under the indenture and outstanding (treated as one class). (Section 4.10)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability satisfactory to the trustee. This protection is called an indemnity. (Section 5.02) If such indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may, subject to certain limitations and conditions, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also, subject to certain limitations and conditions, direct the trustee in performing any other action under the indenture. (Section 4.09)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

●      you must give the trustee written notice that an event of default has occurred and remains uncured;

●      the holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer indemnity and/or security satisfactory to the trustee against the cost and other liabilities of taking that action; and

●      the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity and the trustee has not received an inconsistent direction from the holders of a majority in principal amount of all outstanding debt securities of the relevant series during that period. (Section 4.06)

These limitations do not apply to a suit instituted by you for the enforcement of payment of the principal or interest on a debt security on or after the respective due dates.

We will file annually with the trustee on or before March 31 in each year a written statement of certain of our officers certifying that, to their knowledge, we have not defaulted on our covenants under the indenture or else specifying any default that exists. (Section 3.06)

For any series of debt securities that is a series of original issue discount securities the applicable prospectus supplement will contain provisions for the acceleration of the maturity of a portion of the principal amount of such original issue discount securities.

Modification of the Indenture and Waiver

There are three types of changes we can make to the indenture and any series of the debt securities.

Changes not requiring approval. The first type of change does not require any vote by holders of debt securities. Your consent is not required to do any of the following:

●      to transfer or pledge any property or assets to the trustee as security for any series of the debt securities;

●      to evidence the succession of any successor corporation to us as described under “Mergers and Similar Events” above;

●      to evidence the succession of any successor trustee under the indenture or to add to or change any provisions of the indenture as necessary to provide for the appointment of an additional trustee or trustees;

●      to add to our covenants or to add additional events of default for the benefit of the holders of any series of the debt securities;

●      to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision of the indenture; or

●      to make any other provisions with respect to matters or questions arising under the indenture as our board of directors may deem necessary or desirable and that shall not adversely affect the interests of holders of any series of the debt securities in any material respect. (Section 7.01)

Changes requiring the approval of a majority of holders. The second type of change to the indenture and the debt securities requires the consent of holders of debt securities owning at least a majority of the principal amount of all series of debt securities then outstanding and affected by such charge (each affected series voting as a separate class). In this manner, any provision of the indenture or any series of debt securities may be changed or eliminated unless the provision relates to a matter that requires the consent of each affected holder as discussed below. (Section 7.02)

Changes requiring your approval. Third, there are changes that cannot be made to your debt securities without the specific approval of each affected holder. Your consent is required before we could do any of the following:

●      extend the final maturity of a debt security;

●      reduce the principal amount of a debt security;

●      reduce the rate or extend the time of payment of any interest on a debt security;

●      reduce any amount payable on redemption of a debt security;

●      reduce the amount of principal due and payable upon an acceleration of the maturity or provable in bankruptcy of a debt security issued at an original issue discount;

●      impair your right to sue for payment;

●      impair any right of repayment at the option of the holder;

●      reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture; or

●      change in any manner adverse to the holders of the debt securities our obligations relating to the payment of principal and interest, and sinking fund payments. (Section 7.02)

Satisfaction, Discharge and Defeasance

We may terminate our repayment and obligations on the debt securities, when:

●      we have paid or caused to be paid the principal of and interest, if any, then due and payable on all outstanding debt securities of any series; or

●      we have delivered to the trustee for cancellation all outstanding debt securities of any series; or

●      all the outstanding debt securities of the series that have not been delivered to the trustee for cancellation have become or will become due and payable within one year and we have made arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name; and

●      we have deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal and interest, if any, and paid all other sums payable under the indenture. (Section 9.01)

We may legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you:

●      we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and government obligations that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

●      we must deliver to the trustee a legal opinion of our counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to the same U.S. federal income tax as would be the case if the defeasance did not occur. (Section 9.03)

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

●      to register the transfer and exchange of debt securities and our right of optional redemption, if any;

●      to replace mutilated, defaced, destroyed, lost or stolen debt securities;

●      to pay principal and interest, if any, on the original stated due dates and any remaining rights of the holders to receive sinking fund payments, if any, from funds deposited with the trustee;

●      immunities and indemnities of the trustee; and

●      to hold money for payment in trust. (Section 9.01)

Government obligation means securities that are:

●      direct obligations of the United States, the United Kingdom or any government of any member state of the European Union which has the euro as its currency (“European Government”) for the payment of which is pledged by the full faith and credit of the United States, the United Kingdom or any such European Government; or

●      obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the United States, the United Kingdom or any European Government the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, the United Kingdom or any such European Government;

and are not callable or redeemable at the option of the issuer. Government obligation also includes:

●      a depositary receipt issued by a bank or trust company as custodian for these government obligations, or specific payment of interest on or principal of these government obligations, held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deductions from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of these government obligations, or the specific payment of interest on or principal of these government obligations, evidenced by such depositary receipt. (Section 1.01)

Notices

We and the trustee will send notices only to direct holders, using their addresses registered in the trustee’s records. (Section 10.04)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders of debt securities will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 9.05)

Consent to Service

We have initially designated Smith & Nephew Inc. as our authorized agent for service of process in any related proceeding arising out of or relating to the performance of our obligations under the indenture and the debt securities brought in any state or federal court in the Borough of Manhattan, the City of New York, and will irrevocably submit (but for these purposes only) to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding. (Section 10.11)

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 10.08)

Concerning the Trustee

The Bank of New York Mellon, London Branch, acts as the trustee with respect to certain debt securities of certain of our subsidiaries.

If an event of default occurs, or an event occurs that would be an event of default if the requirements for either giving us notice or our default having to exist for a specified time period were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

Prospectus Supplement – 2.032% Notes due 2030:

DESCRIPTION OF NOTES

This section describes the specific financial and legal terms of the Notes and supplements the more general description under “Description of Debt Securities” in the accompanying prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Debt Securities” in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

General

We will offer $1,000,000,000 initial aggregate principal amount of 2.032% Notes due 2030 (the “Notes”) under the Indenture. The Notes will be governed by New York law.

The Notes will be the unsecured and unsubordinated indebtedness of Smith & Nephew plc and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding.

There is no sinking fund for the Notes. We intend to apply to list the Notes on the New York Stock Exchange.

Interest Payments and Maturity

For purposes of the description below, “Business Day” means any day which is not, in London, England or New York, New York, or the place of payment of amounts payable in respect of the Notes, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Maturity. The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on October 14, 2030.

Interest Rate. The Notes will bear interest from the date of original issue until their principal amount is paid or made available for payment, at a rate equal to 2.032% per annum, calculated on the basis of a 360-day year and twelve 30-day months.

Interest Payment Dates. Interest on the Notes will be paid semi-annually in arrears on April 14 and October 14 of each year, commencing April 14, 2021 (each an “Interest Payment Date”). However, if an Interest Payment Date would fall on a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding day that is a Business Day, but no additional interest shall be paid unless we fail to make payment on such date.

Interest Payments. Interest payments will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

Interest Periods. The interest periods for the Notes will be the periods from and including the issue date to the maturity date.

Record Dates. The record dates for the Notes will be the close of business on the Business Day immediately preceding each applicable Interest Payment Date (or, if the Notes are held in definitive form, the 15th calendar day preceding each applicable Interest Payment Date).

Repurchase upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event, unless we have exercised our right to redeem all of the Notes as described under “—Redemption—Optional Redemption,” we will make an offer to holders of the Notes to purchase all the Notes as described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase.

Within 30 days following the date upon which the Change of Control Repurchase Event occurred or, at our option, prior to the date upon which such Change of Control (as defined below) occurs but after the public announcement of the pending Change of Control, we will be required to provide a notice to each holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of Notes electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to DTC at the address specified in the notice, or transfer such Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful (i) accept for payment all Notes or portions of Notes (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) validly tendered pursuant to the Change of Control Offer (“Tendered Notes”), (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of Tendered Notes and (iii) deliver or cause to be delivered to the Trustee for cancellation the Tendered Notes, together with an officer’s certificate stating the aggregate principal amount of Notes being repurchased by us.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the person in whose name a Note is registered at the close of business on such record date.

We will not be required to make a Change of Control Offer if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes validly tendered and not withdrawn under its offer or (ii) we have previously mailed a redemption notice with respect to all of the outstanding Notes as described under “— Redemption” below.

We will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture (including those related to a Change of Control Repurchase Event), we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of the conflict.

Provisions under the Indenture relative to our obligation to make an offer to repurchase Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

The Change of Control Repurchase Event feature of the Notes may in certain circumstances make it more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Notes.

We may not have sufficient funds to repurchase all the Notes, or any other outstanding debt securities that we would be required to repurchase, upon a Change of Control Repurchase Event.

The following terms have the meanings given to them below:

“Below Investment Grade Ratings Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period commencing on the earlier of (i) the occurrence of a Change of Control and (ii) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control, and ending 60 days after (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) the consummation of a Change of Control. Notwithstanding the foregoing, a Below Investment Grade Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Ratings Event).

“Change of Control” means the occurrence of any of the following:

i.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of consolidation, amalgamation or merger), in one or a series of related transactions, of all or substantially all of our assets and those of our Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to us or one of our Subsidiaries;
ii.	the consummation of any transaction or series of related transactions (including, without limitation, any consolidation, amalgamation, or merger or other combination (including by way of a scheme of arrangement)) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one or more of our Subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of our total outstanding Voting Stock; or
iii.	the adoption of a plan relating to our liquidation or dissolution.

A transaction shall not constitute a “Change of Control” for the purposes of this definition if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Ratings Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) or a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent Investment Grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings Inc., a division of S&P Global Inc., and its successors.

“Subsidiary” means, at any relevant time, any person of which the voting shares or other interests carrying more than 50% of the outstanding voting rights attached to all outstanding voting shares or other interests are owned, directly or indirectly, by or for us and/or one or more of our subsidiaries.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Limitation on Liens

The restrictions on our ability to create or permit to exist any liens on any of our property or assets are described in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitation on Liens.”

Limitation on Sale and Leaseback Transactions

The restrictions on our ability to enter into sale and leaseback transactions are described in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitation on Sale and Leaseback Transactions.”

Mergers and Similar Events

The restrictions on mergers and similar events with respect to the Notes are described in the accompanying prospectus under “Description of Debt Securities—Mergers and Similar Events.”

Events of Default

The events of default with respect to the Notes are described in the accompanying prospectus under “Description of Debt Securities—Default and Related Matters—Events of Default.”

Redemption

As explained below, under certain circumstances we may redeem the Notes before they mature. This means that we may repay them early. You have no right to require us to redeem the Notes. The Notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give notice to DTC of any redemption we propose to make at least 10 days, but no more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the Notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Optional Redemption

We may redeem the Notes, in whole or in part, at any time and from time to time as follows: (i) prior to the Par Call Date (as defined below), at a redemption price equal to the greater of (A) 100% of the principal amount of the Notes to be redeemed, and (B) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (assuming for this purpose that such Notes matured on the Par Call Date and not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus the Make-Whole Spread (as defined below) and (ii) on or after the Par Call Date, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus, in each case, accrued interest thereon to but excluding the date of redemption.

In connection with such optional redemption, the following defined terms apply:

●	“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the date of redemption) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming for this purpose that such Notes matured on the Par Call Date).
●	“Comparable Treasury Price” means, with respect to any redemption date, (i) the average, as determined by the Quotation Agent, of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if the Quotation Agent obtains only one such Reference Treasury Dealer Quotation, such quotation.
●	“Make-Whole Spread” means 20 basis points.
●	“Par Call Date” means July 14, 2030.
●	“Quotation Agent” means the Reference Treasury Dealer appointed by us.

●	“Reference Treasury Dealer” means BofA Securities, Inc., J.P. Morgan Securities LLC and two other Primary Treasury Dealers (as defined below) selected by the Company and their respective successors or affiliates; provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.
●	“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
●	“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Optional Tax Redemption

In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require us to pay additional amounts, as described below under “— Payment of Additional Amounts”, we may redeem all, but not less than all, of the Notes at a price equal to 100% of the principal amount of the Notes plus accrued interest thereon to but excluding the date of redemption. This means we may repay the Notes early. We discuss our ability to redeem the Notes in greater detail under “Description of Debt Securities — Optional Tax Redemption” in the accompanying prospectus.

Book-Entry Issuance, Clearance and Settlement

Book-entry interests in the Notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

The Bank of New York Mellon, London Branch, is designated as the paying agent in respect of the Notes. Payments on the Notes will be made at the corporate trust office of The Bank of New York Mellon in New York, New York, United States of America. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Notes in fully registered form. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. Indirect holders trading their beneficial interests in the Notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Clearance and Settlement” in the accompanying prospectus and this prospectus supplement for more information about these clearing systems.

We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership—Global Securities—Special situations when the global security will be terminated” in the accompanying prospectus.

Payment of principal of and interest on the Notes, so long as the Notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Further Issuances

We may, without the consent of the holders of the Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Notes described in this prospectus supplement except for the price to the public, issue date and, in certain circumstances, the first Interest Payment Date. Any such additional notes, together with the Notes offered by this prospectus supplement, will constitute a single series of securities under the Indenture; provided that, if the additional notes are not fungible for U.S. federal income tax purposes with the Notes offered hereby, the additional notes will have a separate CUSIP, Common Code or other identifying number, as applicable. There is no limitation on the amount of Notes or other debt securities that we may issue under the Indenture.

Payment of Additional Amounts

The government of any jurisdiction where Smith+Nephew is incorporated may require Smith+Nephew to withhold amounts from payments on the principal or interest on the Notes for taxes or any other governmental charges. If a withholding of this type is required, Smith+Nephew may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which Smith+Nephew will and will not be obligated to pay additional amounts, see “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

For the avoidance of doubt, any amounts to be paid by Smith+Nephew on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (“FATCA Withholding”). Smith+Nephew will not be required to pay additional amounts on account of any FATCA Withholding.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to Smith+Nephew is organized.

Defeasance and Discharge

We may release ourselves from any payment or other obligations on the Notes as described under “Description of Debt Securities—Satisfaction, Discharge and Defeasance” in the accompanying prospectus.